                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                          Panacos Pharmaceuticals, Inc.
                     ---------------------------------------
                                (Name of Issuer)

                                  Common Stock
                     ---------------------------------------
                         (Title of Class of Securities)

                                   917920 10 0
                     ---------------------------------------
                                 (CUSIP Number)

                             Dr. Jeffrey R. Jay, MD
                            Great Point Partners, LLC
                           2 Pickwick Plaza, Suite 450
                               Greenwich, CT 06830

   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                 August 22, 2005
                     ---------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 917920 10 0                                                Page 2 of 8

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON                     Great Point Partners, LLC
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A                                 (a) [ ]
          MEMBER OF A GROUP                                              (b) [ ]
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         SOURCE OF FUNDS                                         Not applicable
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL                                   [ ]
          PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION                     Delaware, USA
--------------------------------------------------------------------------------
   NUMBER OF        7     SOLE VOTING POWER                                    0
    SHARES         -------------------------------------------------------------
 BENEFICIALLY       8     SHARED VOTING POWER                          4,240,932
   OWNED BY        -------------------------------------------------------------
     EACH           9     SOLE DISPOSITIVE POWER                               0
   REPORTING       -------------------------------------------------------------
    PERSON         10     SHARED DISPOSITIVE POWER                     4,240,932
     WITH
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY                                4,240,932
          OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN                               [ ]
          ROW (11) EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY                                10.06%*
          AMOUNT IN ROW (11)
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON                                            OO

CUSIP No. 917920 10 0                                                Page 3 of 8

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON                        Biomedical Value Fund,
          S.S. OR I.R.S. IDENTIFICATION NO.               L.P.
          OF ABOVE PERSON
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A                                 (a) [ ]
          MEMBER OF A GROUP                                              (b) [ ]
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         SOURCE OF FUNDS                                         Not applicable
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL                                   [ ]
          PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION                   Delaware, U.S.A
--------------------------------------------------------------------------------
  NUMBER OF     7     SOLE VOTING POWER                                1,904,182
   SHARES      -----------------------------------------------------------------
BENEFICIALLY    8     SHARED VOTING POWER                                      0
  OWNED BY     -----------------------------------------------------------------
    EACH        9     SOLE DISPOSITIVE POWER                           1,904,182
  REPORTING    -----------------------------------------------------------------
   PERSON      10     SHARED DISPOSITIVE POWER                                 0
    WITH
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY                                1,904,182
          OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN                               [ ]
          ROW (11) EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY                                 4.66%*
          AMOUNT IN ROW (11)
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON                                            PN

CUSIP No. 917920 10 0                                                Page 4 of 8

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON                           Biomedical Offshore
          S.S. OR I.R.S. IDENTIFICATION NO.                  Value Fund, Ltd.
          OF ABOVE PERSON
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A                                 (a) [ ]
          MEMBER OF A GROUP                                              (b) [ ]
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         SOURCE OF FUNDS                                         Not applicable
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL                                   [ ]
          PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION                    Cayman Islands
--------------------------------------------------------------------------------
  NUMBER OF     7     SOLE VOTING POWER                                2,336,750
   SHARES      -----------------------------------------------------------------
BENEFICIALLY    8     SHARED VOTING POWER                                      0
  OWNED BY     -----------------------------------------------------------------
    EACH        9     SOLE DISPOSITIVE POWER                           2,336,750
  REPORTING    -----------------------------------------------------------------
   PERSON      10     SHARED DISPOSITIVE POWER                                 0
    WITH
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY                                2,336,750
          OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN                               [ ]
          ROW (11) EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY                                 5.73%*
          AMOUNT IN ROW (11)
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON                                            CO

CUSIP No. 917920 10 0                                                Page 5 of 8

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON                      Dr. Jeffrey R. Jay, M.D.
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A                                 (a) [ ]
          MEMBER OF A GROUP                                              (b) [ ]
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         SOURCE OF FUNDS                                         Not applicable
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL                                   [ ]
          PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION                     United States
--------------------------------------------------------------------------------
  NUMBER OF     7     SOLE VOTING POWER                                   90,625
   SHARES      -----------------------------------------------------------------
BENEFICIALLY    8     SHARED VOTING POWER                              4,240,932
  OWNED BY     -----------------------------------------------------------------
    EACH        9     SOLE DISPOSITIVE POWER                              90,625
  REPORTING    -----------------------------------------------------------------
   PERSON      10     SHARED DISPOSITIVE POWER                         4,240,932
    WITH
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY                                4,331,557
          OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN                               [ ]
          ROW (11) EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY                                10.27%*
          AMOUNT IN ROW (11)
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON                                            IN

* The calculation of the foregoing percentages is based on 39,509,667 shares of Common Stock outstanding as of July 15, 2005, as reported in the Issuer's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 15, 2005.

CUSIP No. 917920 10 0                                                Page 6 of 8

                               AMENDMENT NO. 2 TO
                       STATEMENT ON SCHEDULE 13D FILED BY
                           GREAT POINT PARTNERS, LLC.

      This Amendment No. 3 amends and supplements Item 5 of the Schedule 13D, dated March 11, 2005 (the "Schedule 13D") filed by Great Point Partners, LLC ("Great Point"), Biomedical Value Fund, L.P. ("BMVF"), Biomedical Offshore Value Fund, Ltd. ("BOVF") and Dr. Jeffrey R. Jay, M.D. ("Dr. Jay"), as amended by Amendment No. 1 thereto filed on July 13, 2005 and Amendment No. 2 thereto filed on July 22, 2005, with respect to the shares of common stock, par value $0.01 per share (the "Common Stock") of Panacos Pharmaceuticals, Inc. (formerly V.I. Technologies, Inc.) (the "Issuer").

      Item 5 "Interest in Securities of the Issuer" of the Schedule 13D is hereby amended to add the following information:

      Item 5. Interest in Securities of the Issuer.

      (a) and (b)

      As a result of sales conducted on August 22, 2005, August 23, 2005 and August 24, 2005, BMVF is now the beneficial owner of 1,904,182 shares of Common Stock, consisting of 516,884 shares of Common Stock and warrants to purchase 1,387,298 shares of Common Stock. Such shares, in the aggregate, represent 4.66% of the shares of Common Stock outstanding, computed in accordance with Rule 13d-3. BMVF disclaims beneficial ownership of any securities owned by BOVF or Dr. Jay.

      As a result of sales conducted on August 22, 2005, August 23, 2005 and August 24, 2005, BOVF is now the beneficial owner of 2,336,750 shares of Common Stock, consisting of 1,079,000 shares of Common Stock and warrants to purchase 1,257,750 shares of Common Stock. Such shares, in the aggregate, represent 5.73% of Common Stock outstanding, computed in accordance with Rule 13d-3. BOVF disclaims beneficial ownership of any securities owned by BMVF or Dr. Jay.

      Great Point is the investment manager of each of BMVF and BOVF, and by virtue of such status has shared voting and investment power with respect to securities owned and held by BMVF and BOVF and may be deemed to be the beneficial owner of such securities. Thus, as a result of the August 22, 2005, August 23, 2005 and August 24, 2005 sales described above, Great Point may now be deemed to be the beneficial owner of 4,240,932 shares of Common Stock, consisting of 1,595,884 shares of Common Stock and warrants to purchase 2,645,048 shares of Common Stock. Such shares, in the aggregate, represent 10.06% of Common Stock outstanding, computed in accordance with Rule 13d-3. Great Point disclaims beneficial ownership of any securities owned by Dr. Jay.

      Dr. Jay beneficially owns 90,625 shares of Common Stock, consisting of 62,500 shares of Common Stock and warrants to purchase 28,125 shares of Common Stock. In addition, Dr. Jay, as senior managing member of Great Point, has shared voting and investment power with respect to securities owned and held by BMVF and BOVF and may be deemed to be the beneficial owner of such securities. Therefore, as a result of the August 22, 2005, August 23, 2005 and August 24, 2005 sales described above, Dr. Jay may now be deemed to be the beneficial owner of 4,331,557 shares of Common

CUSIP No. 917920 10 0                                                Page 7 of 8

Stock, consisting of an aggregate amount of 1,658,384 shares of Common Stock and warrants to purchase 2,673,173 shares of Common Stock. Such shares, in the aggregate, represent 10.27% of Common Stock outstanding, computed in accordance with Rule 13d-3.

      Notwithstanding the above, Great Point and Dr. Jay disclaim beneficial ownership of the shares of Common Stock held by BMVF and BOVF, except to the extent of any pecuniary interest, and this Amendment No. 3 to the Schedule 13D shall not be deemed to be an admission that they are the beneficial owners of such securities.

      (c) The tables set forth information with respect to all sales of Common Stock by each of BMVF and BOVF since the filing of Amendment No. 2 thereto on July 22, 2005. Additional detail regarding such sales is included in Annex A, Annex B and Annex C hereto, and incorporated by reference herein. All of such sales were executed through broker's transactions on NASDAQ.

BMVF:

TRANSACTION DATE             NUMBER OF SHARES             AVERAGE PRICE PER SHARE
----------------             ----------------             -----------------------
August 22, 2005               1,325,000                       $         10.8615
August 22, 2005                 100,000                       $         11.1757
August 23, 2005                  35,500                       $          9.5625
August 24, 2005                 105,500                       $          9.597

BOVF:

TRANSACTION DATE             NUMBER OF SHARES             AVERAGE PRICE PER SHARE
----------------             ----------------             -----------------------
August 22, 2005                 475,000                       $         10.8615
August 22, 2005                 100,000                       $         11.1757
August 23, 2005                  35,500                       $          9.5625
August 24, 2005                 105,500                       $          9.597

     Item  7.    Materials to be Filed as Exhibits

     Annex A:    Details of sales of shares by BMVF and BOVF on August 22, 2005.

     Annex B:    Details of sales of shares by BMVF and BOVF on August 23, 2005.

     Annex C:    Details of sales of shares by BMVF and BOVF on August 24, 2005.

     Exhibit G:  Joint Filing Agreement among Great Point, BMVF, BOVF and
                 Dr. Jay, dated August 25, 2005.

      Except as expressly amended and supplemented hereby, the text of the
Schedule 13D remains in effect without any further modification.

CUSIP No. 917920 10 0                                                Page 8 of 8

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to the undersigned is true, complete and correct.

Dated:  August 25, 2005

                                          GREAT POINT PARTNERS, LLC

                                              /s/  Dr. Jeffrey R. Jay, M.D.
                                          ----------------------------------
                                          By Dr. Jeffrey R. Jay, M.D., as
                                          senior managing member

                                          BIOMEDICAL VALUE FUND, L.P.

                                              /s/  Dr. Jeffrey R. Jay, M.D.
                                          ---------------------------------
                                          By Great Point Partners, LLC, as
                                             investment manager,
                                          By Dr. Jeffrey R. Jay as senior
                                             managing member

                                          BIOMEDICAL OFFSHORE VALUE FUND, Ltd.

                                              /s/  Dr. Jeffrey R. Jay, M.D.
                                          ---------------------------------
                                          By Great Point Partners, LLC, as
                                             investment manager,
                                          By Dr. Jeffrey R. Jay, M.D., as
                                             senior managing member

                                          DR. JEFFREY R. JAY, M.D.

                                              /s/  Dr. Jeffrey R. Jay, M.D.
                                          ---------------------------------

                                                                         ANNEX A

DETAILS OF SALES OF 1,325,000 SHARES BY BMVF ON AUGUST 22, 2005

SHARES            PRICE PER SHARE
------            ---------------
 2,946              $   10.080
   920              $   10.100
   368              $   10.109
 5,033              $   10.110
 5,985              $   10.120
   442              $   10.130
 1,030              $   10.150
   662              $   10.160
   291              $   10.169
   883              $   10.180
   367              $   10.190
   607              $   10.200
   158              $   10.210
 1,546              $   10.219
 1,803              $   10.220
 4,858              $   10.229
 1,472              $   10.230
 1,177              $   10.239
   736              $   10.240
 3,294              $   10.249
 5,115              $   10.250
   442              $   10.259
 3,387              $   10.260
 2,871              $   10.269
 4,564              $   10.270
 4,782              $   10.279
 6,294              $   10.280
 3,460              $   10.289
 5,421              $   10.290
15,972              $   10.299
10,384              $   10.300
 1,620              $   10.309
 9,457              $   10.310
   737              $   10.319
 4,747              $   10.320
 1,532              $   10.329
 4,818              $   10.330
 9,348              $   10.339
 2,517              $   10.340
 6,091              $   10.349
18,988              $   10.350
 5,668              $   10.359
18,497              $   10.360
 5,447              $   10.369
 8,201              $   10.370
12,736              $   10.379
12,145              $   10.380

 3,223              $   10.389
 3,902              $   10.390
 4,476              $   10.399
19,352              $   10.400
 6,331              $   10.409
 4,096              $   10.410
   811              $   10.419
 1,614              $   10.420
 2,356              $   10.429
 8,907              $   10.430
 4,579              $   10.439
 4,369              $   10.440
 2,577              $   10.449
14,789              $   10.450
   111              $   10.459
 4,785              $   10.460
 8,023              $   10.466
 6,110              $   10.469
 2,864              $   10.470
 1,225              $   10.479
 1,915              $   10.480
 4,785              $   10.489
 7,508              $   10.490
 8,097              $   10.499
 7,803              $   10.500
 5,006              $   10.509
 7,921              $   10.510
 2,138              $   10.519
 7,483              $   10.520
 9,900              $   10.529
 6,148              $   10.530
 5,742              $   10.539
14,359              $   10.540
 4,458              $   10.549
11,064              $   10.550
 5,595              $   10.559
 9,938              $   10.560
 1,289              $   10.569
 8,958              $   10.570
 1,399              $   10.579
 5,155              $   10.580
 1,473              $   10.589
 3,063              $   10.590
   995              $   10.599
10,202              $   10.600
 2,209              $   10.609
 3,254              $   10.610
 1,179              $   10.619
 2,540              $   10.620
   737              $   10.629
 1,106              $   10.630
 5,589              $   10.639

 3,417              $   10.640
 5,779              $   10.649
27,152              $   10.650
 2,430              $   10.659
 5,484              $   10.660
   479              $   10.669
 1,050              $   10.670
 7,490              $   10.679
   148              $   10.680
 2,577              $   10.689
   663              $   10.699
47,251              $   10.700
 1,363              $   10.709
 9,056              $   10.710
 2,430              $   10.719
19,181              $   10.720
 3,460              $   10.729
   443              $   10.730
 1,841              $   10.739
 3,313              $   10.740
   369              $   10.749
   229              $   10.749
17,588              $   10.750
 1,105              $   10.760
 1,859              $   10.770
   148              $   10.779
 6,105              $   10.780
 8,171              $   10.789
 7,006              $   10.790
 1,841              $   10.799
14,554              $   10.800
 2,062              $   10.809
 2,132              $   10.810
   185              $   10.819
 2,430              $   10.820
 4,417              $   10.829
 4,417              $   10.830
    75              $   10.839
 3,902              $   10.840
19,592              $   10.850
 4,417              $   10.859
 4,417              $   10.860
 1,258              $   10.869
 4,976              $   10.870
 1,915              $   10.879
   789              $   10.880
   332              $   10.889
 1,521              $   10.890
 1,620              $   10.899
   295              $   10.900
 3,681              $   10.910
 2,209              $   10.919

   663              $   10.920
   737              $   10.929
 4,564              $   10.939
 1,620              $   10.940
 3,699              $   10.949
   847              $   10.950
   811              $   10.959
 1,605              $   10.960
 3,019              $   10.969
 1,252              $   10.980
   950              $   10.989
12,803              $   10.990
11,413              $   10.999
16,437              $   11.000
   553              $   11.009
   737              $   11.009
   737              $   11.009
   369              $   11.009
18,960              $   11.010
 3,239              $   11.019
 1,310              $   11.020
 5,061              $   11.030
 1,620              $   11.039
   515              $   11.040
 2,018              $   11.049
11,004              $   11.050
   295              $   11.059
 7,486              $   11.060
 3,515              $   11.069
 1,031              $   11.070
 2,798              $   11.079
 3,828              $   11.080
   409              $   11.089
 4,417              $   11.090
 1,252              $   11.099
16,019              $   11.100
 1,727              $   11.109
 1,151              $   11.110
 2,062              $   11.119
   737              $   11.129
 1,619              $   11.130
 6,094              $   11.139
 5,287              $   11.140
   147              $   11.149
16,104              $   11.150
   736              $   11.160
   883              $   11.169
 1,325              $   11.170
 1,546              $   11.179
 4,114              $   11.180
   368              $   11.189
    37              $   11.190

 5,128              $   11.199
18,288              $   11.200
 3,386              $   11.209
 3,378              $   11.210
14,749              $   11.219
 6,525              $   11.220
 2,197              $   11.229
   810              $   11.230
 2,429              $   11.239
 3,827              $   11.240
13,064              $   11.249
39,824              $   11.250
   147              $   11.259
 6,102              $   11.260
 2,539              $   11.269
 6,392              $   11.270
 1,472              $   11.279
   442              $   11.280
   110              $   11.289
 1,156              $   11.290
 1,104              $   11.299
 3,901              $   11.300
 1,558              $   11.320
 7,875              $   11.329
 3,827              $   11.330
 6,841              $   11.339
   810              $   11.340
 6,352              $   11.349
 4,387              $   11.350
 1,030              $   11.359
 5,667              $   11.360
 4,449              $   11.369
 3,862              $   11.370
 4,004              $   11.379
   966              $   11.380
 2,208              $   11.389
   405              $   11.390
36,012              $   11.400
    52              $   11.410
   662              $   11.420
 9,919              $   11.430
   368              $   11.439
 2,117              $   11.440
 6,698              $   11.449
 4,468              $   11.450
 3,018              $   11.459
    76              $   11.460
 4,334              $   11.469
    74              $   11.479
 4,122              $   11.480
   221              $   11.489
 2,716              $   11.490

 3,766              $   11.500
 2,208              $   11.509
   810              $   11.510
   736              $   11.519
 2,944              $   11.520
 5,226              $   11.529
 7,610              $   11.530
 2,282              $   11.539
 2,034              $   11.540
 3,963              $   11.549
 5,167              $   11.550
 1,619              $   11.559
 1,862              $   11.560
    37              $   11.600
   736              $   11.619
 1,914              $   11.629
 3,340              $   11.700
   443              $   11.710
 4,417              $   11.719
   148              $   11.720
   369              $   11.729
   737              $   11.750
 1,547              $   11.790
   737              $   11.809
   104              $   11.820
   958              $   11.839
 3,085              $   11.900
   737              $   11.909
   517              $   11.919
    76              $   11.920
    76              $   11.929
 1,839              $   11.950
   789              $   11.960
 1,250              $   11.970
 1,841              $   11.979
 2,135              $   11.980
 3,232              $   11.990
 2,798              $   11.999
29,362              $   12.000

DETAILS OF SALES OF 100,000 SHARES BY BMVF ON AUGUST 22, 2005

SHARES          PRICE PER SHARE
------          ---------------
32,645           $      11.00
   250           $      11.01
 7,500           $      11.05
 5,307           $      11.08
 1,083           $      11.09
 1,500           $      11.10
 8,215           $      11.12
   200           $      11.13
 2,750           $      11.14
   550           $      11.15
 1,150           $      11.20
 3,500           $      11.21
 1,870           $      11.35
 4,016           $      11.38
   175           $      11.39
 1,230           $      11.40
   976           $      11.41
 1,394           $      11.42
   950           $      11.43
   600           $      11.44
 1,349           $      11.45
    50           $      11.46
   275           $      11.47
    25           $      11.50

DETAILS OF SALES OF 475,000 SHARES BY BOVF ON AUGUST 22, 2005

SHARES             PRICE PER SHARE
------             ---------------
 1,054             $      10.080
   330             $      10.100
   132             $      10.109
 1,805             $      10.110
 2,145             $      10.120
   158             $      10.130
   370             $      10.150
   238             $      10.160
   105             $      10.169
   317             $      10.180
   133             $      10.190
   218             $      10.200
    56             $      10.210
   554             $      10.219
   647             $      10.220
 1,742             $      10.229
   528             $      10.230
   423             $      10.239
   264             $      10.240
 1,181             $      10.249
 1,835             $      10.250
   158             $      10.259
 1,213             $      10.260
 1,029             $      10.269
 1,636             $      10.270
 1,712             $      10.279
 2,256             $      10.280
 1,240             $      10.289
 1,943             $      10.290
 5,728             $      10.299
 3,723             $      10.300
   580             $      10.309
 3,391             $      10.310
   263             $      10.319
 1,702             $      10.320
   548             $      10.329
 1,727             $      10.330
 3,352             $      10.339
   902             $      10.340
 2,183             $      10.349
 6,810             $      10.350
 2,032             $      10.359
 6,633             $      10.360
 1,953             $      10.369
 2,940             $      10.370
 4,567             $      10.379
 4,355             $      10.380
 1,155             $      10.389
 1,398             $      10.390

 1,604             $      10.399
 6,940             $      10.400
 2,269             $      10.409
 1,468             $      10.410
   289             $      10.419
   578             $      10.420
   844             $      10.429
 3,193             $      10.430
 1,641             $      10.439
 1,566             $      10.440
   923             $      10.449
 5,303             $      10.450
    39             $      10.459
 1,715             $      10.460
 2,877             $      10.466
 2,190             $      10.469
 1,026             $      10.470
   438             $      10.479
   685             $      10.480
 1,715             $      10.489
 2,692             $      10.490
 2,903             $      10.499
 2,797             $      10.500
 1,794             $      10.509
 2,840             $      10.510
   765             $      10.519
 2,683             $      10.520
 3,550             $      10.529
 2,204             $      10.530
 2,058             $      10.539
 5,149             $      10.540
 1,598             $      10.549
 3,967             $      10.550
 2,005             $      10.559
 3,564             $      10.560
   461             $      10.569
 3,212             $      10.570
   501             $      10.579
 1,848             $      10.580
   527             $      10.589
 1,097             $      10.590
   355             $      10.599
 3,658             $      10.600
   791             $      10.609
 1,166             $      10.610
   421             $      10.619
   910             $      10.620
   263             $      10.629
   395             $      10.630
 2,004             $      10.639
 1,224             $      10.640
 2,071             $      10.649

 9,738             $      10.650
   870             $      10.659
 1,966             $      10.660
   171             $      10.669
   375             $      10.670
 2,685             $      10.679
    52             $      10.680
   923             $      10.689
   237             $      10.699
16,948             $      10.700
   487             $      10.709
 3,247             $      10.710
   870             $      10.719
 6,879             $      10.720
 1,240             $      10.729
   157             $      10.730
   659             $      10.739
 1,187             $      10.740
   131             $      10.749
    81             $      10.749
 6,307             $      10.750
   395             $      10.760
   665             $      10.770
    52             $      10.779
 2,189             $      10.780
 2,929             $      10.789
 2,512             $      10.790
   659             $      10.799
 5,219             $      10.800
   738             $      10.809
   763             $      10.810
    65             $      10.819
   870             $      10.820
 1,583             $      10.829
 1,583             $      10.830
    25             $      10.839
 1,398             $      10.840
 7,026             $      10.850
 1,583             $      10.859
 1,583             $      10.860
   450             $      10.869
 1,783             $      10.870
   685             $      10.879
   281             $      10.880
   118             $      10.889
   544             $      10.890
   580             $      10.899
   105             $      10.900
 1,319             $      10.910
   791             $      10.919
   237             $      10.920
   263             $      10.929

 1,636             $      10.939
   580             $      10.940
 1,325             $      10.949
   302             $      10.950
   289             $      10.959
   575             $      10.960
 1,081             $      10.969
   448             $      10.980
   340             $      10.989
 4,591             $      10.990
 4,092             $      10.999
 5,895             $      11.000
   197             $      11.009
   263             $      11.009
   263             $      11.009
   131             $      11.009
 6,800             $      11.010
 1,161             $      11.019
   468             $      11.020
 1,814             $      11.030
   580             $      11.039
   185             $      11.040
   722             $      11.049
 3,946             $      11.050
   105             $      11.059
 2,684             $      11.060
 1,260             $      11.069
   369             $      11.070
 1,002             $      11.079
 1,372             $      11.080
   145             $      11.089
 1,583             $      11.090
   448             $      11.099
 5,744             $      11.100
   618             $      11.109
   411             $      11.110
   738             $      11.119
   263             $      11.129
   581             $      11.130
 2,186             $      11.139
 1,897             $      11.140
    53             $      11.149
 5,776             $      11.150
   264             $      11.160
   317             $      11.169
   475             $      11.170
   554             $      11.179
 1,476             $      11.180
   132             $      11.189
    13             $      11.190
 1,839             $      11.199
 6,560             $      11.200

 1,214             $      11.209
 1,211             $      11.210
 5,291             $      11.219
 2,340             $      11.220
   788             $      11.229
   290             $      11.230
   871             $      11.239
 1,373             $      11.240
 4,686             $      11.249
14,285             $      11.250
    53             $      11.259
 2,189             $      11.260
   911             $      11.269
 2,293             $      11.270
   528             $      11.279
   158             $      11.280
    40             $      11.289
   414             $      11.290
   396             $      11.299
 1,399             $      11.300
   559             $      11.320
 2,825             $      11.329
 1,373             $      11.330
 2,454             $      11.339
   290             $      11.340
 2,278             $      11.349
 1,573             $      11.350
   370             $      11.359
 2,033             $      11.360
 1,596             $      11.369
 1,385             $      11.370
 1,436             $      11.379
   346             $      11.380
   792             $      11.389
   145             $      11.390
12,918             $      11.400
    18             $      11.410
   238             $      11.420
 3,558             $      11.430
   132             $      11.439
   760             $      11.440
 2,402             $      11.449
 1,602             $      11.450
 1,082             $      11.459
    28             $      11.460
 1,554             $      11.469
    26             $      11.479
 1,478             $      11.480
    79             $      11.489
   974             $      11.490
 1,351             $      11.500
   792             $      11.509

   290             $      11.510
   264             $      11.519
 1,056             $      11.520
 1,874             $      11.529
 2,730             $      11.530
   818             $      11.539
   729             $      11.540
 1,421             $      11.549
 1,853             $      11.550
   581             $      11.559
   668             $      11.560
    13             $      11.600
   264             $      11.619
   686             $      11.629
 1,198             $      11.700
   157             $      11.710
 1,583             $      11.719
    52             $      11.720
   131             $      11.729
   263             $      11.750
   553             $      11.790
   263             $      11.809
    36             $      11.820
   342             $      11.839
 1,105             $      11.900
   263             $      11.909
   184             $      11.919
    24             $      11.920
    24             $      11.929
   661             $      11.950
   281             $      11.960
   450             $      11.970
   659             $      11.979
   765             $      11.980
 1,158             $      11.990
 1,002             $      11.999
10,530             $      12.000

DETAILS OF SALES OF 100,000 SHARES BY BOVF ON AUGUST 22, 2005

SHARES      PRICE PER SHARE
------      ---------------
32,645      $        11.00
   250      $        11.01
 7,500      $        11.05
 5,307      $        11.08
 1,083      $        11.09
 1,500      $        11.10
 8,215      $        11.12
   200      $        11.13
 2,750      $        11.14
   550      $        11.15
 1,150      $        11.20
 3,500      $        11.21
 1,870      $        11.35
 4,016      $        11.38
   175      $        11.39
 1,230      $        11.40
   976      $        11.41
 1,394      $        11.42
   950      $        11.43
   600      $        11.44
 1,349      $        11.45
    50      $        11.46
   275      $        11.47
    25      $        11.50

                                     ANNEX B

DETAILS OF SALE OF 35,500 SHARES BY BMVF ON AUGUST 23, 2005

SHARES        PRICE PER SHARE
------        ---------------
   268        $   9.150
10,057        $   9.500
   350        $   9.509
 1,155        $   9.510
 1,100        $   9.529
   695        $   9.530
 3,050        $   9.550
   755        $   9.560
   150        $   9.570
 1,600        $   9.590
   100        $   9.599
 5,580        $   9.600
   400        $   9.609
 3,009        $   9.610
 4,875        $   9.619
   150        $   9.620
   500        $   9.629
    65        $   9.639
   450        $   9.650
   416        $   9.660
   425        $   9.680
   350        $   9.690

DETAILS OF SALE OF 35,500 SHARES BY BOVF ON AUGUST 23, 2005

SHARES        PRICE PER SHARE
------        ---------------
   267        $    9.150
10,058        $    9.500
   350        $    9.509
 1,155        $    9.510
 1,100        $    9.529
   695        $    9.530
 3,050        $    9.550
   755        $    9.560
   150        $    9.570
 1,600        $    9.590
   100        $    9.599
 5,580        $    9.600
   400        $    9.609
 3,009        $    9.610
 4,875        $    9.619
   150        $    9.620
   500        $    9.629
    65        $    9.639
   450        $    9.650
   416        $    9.660
   425        $    9.680
   350        $    9.690

                                                                         ANNEX C

DETAILS OF SALE BY BMVF OF 105,500 SHARES ON AUGUST 24, 2005

SHARES              PRICE PER SHARE
------              ---------------
 1,850                  $9.400
 1,675                  $9.410
   800                  $9.420
    50                  $9.430
   900                  $9.440
 3,100                  $9.450
 1,250                  $9.459
    50                  $9.460
    25                  $9.469
    25                  $9.479
    25                  $9.490
11,338                  $9.500
 1,950                  $9.505
 4,951                  $9.509
 4,567                  $9.510
 1,500                  $9.519
 4,440                  $9.520
 2,775                  $9.529
 2,875                  $9.530
 2,090                  $9.539
 3,538                  $9.540
 3,063                  $9.549
 3,489                  $9.550
   300                  $9.560
   343                  $9.569
 1,875                  $9.570
   952                  $9.580
   160                  $9.589
 7,329                  $9.600
   250                  $9.609
 3,204                  $9.610
   945                  $9.619
 1,262                  $9.620
 2,475                  $9.629
   144                  $9.630
    25                  $9.640
   425                  $9.649
   472                  $9.650
 1,000                  $9.659
   600                  $9.670
   250                  $9.679
   113                  $9.680
   100                  $9.689
 1,050                  $9.690
   700                  $9.699
 1,337                  $9.700
   254                  $9.709
 2,000                  $9.710
   500                  $9.719
    75                  $9.720
 2,350                  $9.730
   500                  $9.739
   718                  $9.740
   100                  $9.749

 1,568                  $9.750
   516                  $9.759
   250                  $9.760
   350                  $9.770
 1,100                  $9.780
 3,000                  $9.789
 2,925                  $9.790
   700                  $9.799
   400                  $9.800
   100                  $9.809
   500                  $9.810
 1,050                  $9.820
   100                  $9.840
   150                  $9.859
   900                  $9.860
   400                  $9.870
 2,550                  $9.890
   807                  $9.920

DETAILS OF SALE BY BOVF OF 105,500 SHARES ON AUGUST 24, 2005

SHARES             PRICE PER SHARE
------             ---------------
 1,850                 $9.400
 1,675                 $9.410
   800                 $9.420
    50                 $9.430
   900                 $9.440
 3,100                 $9.450
 1,250                 $9.459
    50                 $9.460
    25                 $9.469
    25                 $9.479
    25                 $9.490
11,339                 $9.500
 1,950                 $9.505
 4,950                 $9.509
 4,567                 $9.510
 1,500                 $9.519
 4,440                 $9.520
 2,775                 $9.529
 2,875                 $9.530
 2,090                 $9.539
 3,539                 $9.540
 3,062                 $9.549
 3,489                 $9.550
   300                 $9.560
   344                 $9.569
 1,875                 $9.570
   952                 $9.580
   160                 $9.589
 7,328                 $9.600
   250                 $9.609
 3,204                 $9.610
   945                 $9.619
 1,263                 $9.620
 2,475                 $9.629
   143                 $9.630
    25                 $9.640
   425                 $9.649
   473                 $9.650
 1,000                 $9.659
   600                 $9.670
   250                 $9.679
   112                 $9.680
   100                 $9.689
 1,050                 $9.690
   700                 $9.699
 1,338                 $9.700
   253                 $9.709
 2,000                 $9.710
   500                 $9.719
    75                 $9.720
 2,350                 $9.730
   500                 $9.739
   719                 $9.740
   100                 $9.749
 1,567                 $9.750

   517                 $9.759
   250                 $9.760
   350                 $9.770
 1,100                 $9.780
 3,000                 $9.789
 2,925                 $9.790
   700                 $9.799
   400                 $9.800
   100                 $9.809
   500                 $9.810
 1,050                 $9.820
   100                 $9.840
   150                 $9.859
   900                 $9.860
   400                 $9.870
 2,550                 $9.890
   806                 $9.920